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                                                                   EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the captions "Experts" and "Summary Historical Financial Information" and to the incorporation by reference in the Proxy Statement of the Providian Corporation, that is made a part of the Registration Statement (Form F-4) and Prospectus of AEGON N.V. for the registration of its common shares to be issued for the acquisition of the Providian Corporation, of our report dated March 28, 1996, with respect to the consolidated financial statements and schedules of AEGON N.V. included in its Annual Report (Form 20-F) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

                                          /s/ Moret Ernst & Young
                                          Moret Ernst & Young

Moret Ernst & Young Accountants
The Hague, The Netherlands

April 11, 1997